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Exhibit 5

Opinion of Robins, Kaplan, Miller & Ciresi L.L.P.

     February 23, 2001

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, MN 55344

Ladies and Gentlemen:

    In connection with the Registration Statement on Form S-8 (the "Registration Statement") of even date herewith of Best Buy Co., Inc., a Minnesota corporation (the "Company"), relating to a proposed offering of 307,039 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), pursuant to the Assumed Musicland 1988 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1992 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1994 Stock Option Plan of Best Buy Co., Inc. and the Assumed Musicland 1998 Stock Incentive Plan of Best Buy Co., Inc. (collectively, the "Plans"), we, as counsel for the Company, have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of 307,039 shares of Common Stock by the Company under the Plans, and that when issued as contemplated in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

    We hereby consent to being named in the Registration Statement, and in the Prospectus related thereto, as counsel for the Company who have passed upon legal matters in connection with the issuance of the Common Stock. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Robins, Kaplan, Miller & Ciresi L.L.P.

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Opinion of Robins, Kaplan, Miller & Ciresi L.L.P.